UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2018

Egalet Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-36295	46-3575334
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

(610) 833-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02   Results of Operations and Financial Condition.

The information set forth in Item 3.01 below under the heading “Fundamental Change under 5.50% Convertible Notes Indenture” with respect to Egalet Corporation’s (the “Company”) cash and cash equivalents, restricted cash and marketable securities as of June 30, 2018 is incorporated into this Item 2.02 by reference.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth in Item 3.01 below under the heading “Fundamental Change under 5.50% Convertible Notes Indenture” is incorporated into this Item 2.04 by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 9, 2018, the Company received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Nasdaq Hearings Panel has approved the transfer of the listing of the Company’s common stock from The Nasdaq Global Market to The Nasdaq Capital Market effective at the open of business on July 11, 2018 (the “Transfer”). The continued listing on The Nasdaq Capital Market is subject to (i) the fulfillment of certain conditions and milestones and (ii) the Company’s evidencing a market value of the Company’s common stock of over $35 million for at least 10 consecutive trading days not later than November 20, 2018. The Company is working to meet such conditions and milestones and to demonstrate compliance with the requirements for continued listing on The Nasdaq Capital Market.

As previously disclosed, the Company received a deficiency notice, dated November 24, 2017, from Nasdaq indicating that the Company was not in compliance with The Nasdaq Global Market continued listing requirement set forth in Nasdaq’s Listing Rule 5450(b)(2)(A) (the “Minimum Market Value Rule”), as the minimum market value of the Company’s common stock had been below $50 million for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided an initial grace period of 180 calendar days, or until May 23, 2018, to regain compliance with the Minimum Market Value Rule. The Company did not regain compliance with the Minimum Market Value Rule by May 23, 2018, and on May 30, 2018, the Company requested a hearing before a Nasdaq Hearings Panel, which stayed the potential delisting of the Company’s common stock pending the issuance of the Nasdaq Hearings Panel’s decision and the expiration of any extension granted by the Nasdaq Hearings Panel.

Also, as previously disclosed, on March 8, 2018, the Company received a notice from Nasdaq that the Company was not in compliance with Nasdaq’s Listing Rule 5450(a), as the closing bid price of the Company’s common stock had been below $1.00 for the previous 30 consecutive business days. The Company was provided with an initial grace period of 180 calendar days, or until September 4, 2018, to regain compliance with the minimum bid price requirement.

Fundamental Change under 5.50% Convertible Notes Indenture

Under the indenture (the “Indenture”) governing the Company’s 5.50% convertible senior notes due 2020 (the “5.50% Notes”), the Company’s common stock ceasing to be listed on the Nasdaq Global Market as a result of the Transfer will constitute a “Fundamental Change.” In accordance with the Indenture, the Company is required, on or before the 20th calendar day following the Transfer, to give notice of the Fundamental Change to the holders of the approximately $24.6 million in aggregate principal amount of 5.50% Notes outstanding and to make an offer to purchase all or any portion (equal to $1,000 or an integral multiple of $1,000) of each holder’s 5.50% Notes on the terms set forth in the Indenture. In such offer, the Company is required to repurchase the 5.50% Notes for a price in cash equal to 100% of the aggregate principal amount of 5.50% Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of repurchase, which date is to be no less than 20 business days and no more than 35 business days from the date on which such notice is mailed.  As of June 30, 2018, the Company had cash and cash equivalents, restricted cash and marketable securities of approximately $70 million.  This information is preliminary, has not been reviewed by the Company’s independent registered public accounting firm and is subject to the completion of the Company’s financial closing process. The Company’s consolidated financial statements as of and for the quarter ended June 30, 2018 will be included in its quarterly report on Form 10-Q for the quarter then ended to be filed with the Securities and Exchange Commission. The Company’s actual cash and cash equivalents balance may differ from the amounts set forth above as a result of financial adjustments and those changes could be material.

Certain statements in this Current Report on Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “is working,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. The Company does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the Company’s Form 10-K for the year ended December 31, 2017, and periodic reports filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2018	Egalet Corporation

	By:	/s/ Stan Musial
		Name:	Stan Musial
		Title:	Chief Financial Officer